Exhibit (B)-(1)

Execution Version

EQUITY COMMITMENT LETTER

OCEAN MANAGEMENT LIMITED

Level 2

133 Yuan Ming Yuan Ave

Shanghai, China

Attention: Tony Tianyi Jiang

Facsimile: +86 21 5321 1699

October 19, 2016

Ocean Management Holdings LimitedLevel 2

133 Yuan Ming Yuan Ave

Shanghai, China

Attention: Tony Tianyi Jiang

Facsimile: +86 21 5321 1699

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Ocean Management Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, Ocean Management Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Qunar Cayman Islands Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”). Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered by the undersigned (“Sponsor”) to Parent in connection with the execution of the Merger Agreement.

1. Commitment. The Sponsor hereby commits, subject to the terms and conditions set forth herein, to contribute (or cause to be contributed) (the “Contribution”) to Parent, cash in the amount of US$251,545,202 (such sum, subject to the adjustment pursuant to this Section 1, the “Commitment”), in immediately available funds prior to the Effective Time, in exchange for equity securities of Parent. Such Commitment shall be used by Parent, to the extent necessary, solely for the purpose of (a) funding (or cause to be funded) the Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, and (b) paying (or cause to be paid) related fees and expenses, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of the Merger Agreement (which, for the avoidance of doubt, shall not include the Parent Termination Fee). Sponsor may effect the Contribution directly or indirectly through one or more direct or indirect Affiliates of Sponsor, which shall not be a shareholder of the Company. Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent. The amount of the Commitment to be funded under this letter agreement may be reduced in the event that Parent does not require all of the equity with respect to which Sponsor has made the Commitment, but only to the extent that Parent and Merger Sub have sufficient immediately available funds in U.S. dollars, following such reduction, to consummate the Merger and other Transactions contemplated by the Merger Agreement and pay any other amounts required to be paid pursuant to the Merger Agreement and to pay all related fees and expenses.

2. Conditions. The Commitment, including the obligation of Sponsor to fund the Commitment, shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing), and (c) either (i) the substantially contemporaneous consummation of the Closing or (ii) the confirmation by the Company to Parent that the Company is ready, willing and able to consummate the Closing.

3. Enforceability. This letter agreement may only be enforced by Parent and none of Parent’s creditors nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement, provided that, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Company is an express third-party beneficiary of this letter agreement (including, for the avoidance of doubt, Section 1 and this Section 3) (assuming the Company is entitled to the equitable relief provided under Section 9.08 of the Merger Agreement) and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to enforce the terms hereof and to prevent breaches of this letter agreement, in addition to any other remedy at law or in equity, and shall not be required to provide any bond or other security in connection with any such Order or injunction (the “Company Third Party Beneficiary Rights”). Subject to the terms and conditions of this letter agreement, the Company shall have the right to enforce the Commitment directly against Sponsor pursuant to this Section 3 in the Company’s own name irrespective of whether Parent pursues such remedy, and Sponsor further agrees not to oppose the granting of any such injunction, Order, specific performance or other equitable relief on the basis that (i) the Company has an adequate remedy at law or (ii) an award of an injunction, Order, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Subject to Company Third Party Beneficiary Rights, Sponsor and Parent hereby agree that their respective agreements and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement.

4. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified, supplemented, terminated or waived without the prior written consent of (i) Parent and Sponsor, and (ii) the Company. Together with the Merger Agreement, the Limited Guarantees, the Support Agreement and the Confidentiality Agreement, this letter agreement and other documents and instruments and other agreements among the parties hereto or thereto as contemplated hereby or thereby or referred to herein or therein constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby and thereby.

5. Governing Law; Jurisdiction.

(a) This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b) Any Action arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 5 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

6. Counterparts. This letter agreement may be executed manually, electronically by email or by facsimile by the parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

7. Third Party Beneficiaries. Subject to Section 3 of this letter agreement and the Company Third Party Beneficiary Rights, the parties hereto agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement except for the Company Third Party Beneficiary Rights; provided, that, notwithstanding anything to the contrary in this letter agreement, each Sponsor Affiliate (as defined below) shall be a third party beneficiary of the provisions of Section 10 hereof, and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, and subject to Section 3 of this letter agreement and the Company Third Party Beneficiary Rights, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

8. Confidentiality. This letter agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the other party; provided, however, that the existence and content of this letter agreement may be disclosed (a) by each of Sponsor and Parent to the Company or any Representative of the Company; (b) to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement, and (c) by Sponsor to any Sponsor Affiliate that needs to know of the existence of and content of this letter agreement and is subject to the confidentiality obligations set forth herein.

9. Termination. This letter agreement, and the obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms or (b) the discharge in full of Sponsor’s obligation to complete the Contribution at or prior to the Closing. Upon termination of this letter agreement, Sponsor shall not have any further obligations or liabilities hereunder.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, but without prejudicing any rights and remedies of the Company set forth in Section 3 hereof, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges that no Person (other than Sponsor, Parent, Merger Sub and their respective successors and permitted assigns) has any obligation hereunder and that, notwithstanding that Sponsor may be a partnership or limited liability company, Parent has no right of recovery under this letter agreement against, and no personal liability shall attach under this letter agreement to, the former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, assignees or Affiliates of Sponsor (other than Sponsor, Parent, Merger Sub and their respective successors and permitted assigns) or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (other than Sponsor, Parent, Merger Sub and their respective successors and permitted assigns) (each, a “Sponsor Affiliate”), through Sponsor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity or in tort, contract or otherwise) by or on behalf of Parent or Sponsor against any Sponsor Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise under this letter agreement.

11. Assignment. This letter agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party hereto and the Company, except that, without the prior written consent of Parent but subject to the prior written consent of the Company, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Sponsor to one or more of its Affiliates or to one or more private equity funds sponsored or managed by any such Affiliate, provided, that such assignment shall not relieve Sponsor of its obligations hereunder. Any attempted assignment in violation of this Section 11 shall be null and void.

12. Representations and Warranties. Sponsor hereby represents and warrants with respect to itself and to Parent that (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on its part and do not contravene any provision of its organizational documents or any Law, regulation, rule, decree, Order, judgment or contractual restriction binding on Sponsor or its assets; (c) except as is not, individually or in the aggregate, reasonably likely to impair or delay Sponsor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; (d) this letter agreement has been duly and validly executed and delivered by Sponsor and constitutes a legal, valid and binding obligation of Sponsor enforceable against Sponsor in accordance with the terms hereof, subject to the Bankruptcy and Equity Exceptions; (e) as of immediately prior to and at the Closing, the Commitment is less than the maximum amount that Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (f) Sponsor has the financial capacity to pay the Contribution and perform its obligations under this letter agreement, and all funds necessary for Sponsor to fulfill the Contribution and its other obligations under this letter agreement shall be available to Sponsor for application toward such obligations for so long as this letter agreement shall remain in effect.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sponsor, to:

Ocean Management Limited

Level 2

133 Yuan Ming Yuan Ave

Shanghai, China

Attention: Tony Tianyi Jiang

Facsimile: +86 21 5321 1699

If to Parent, to the address set forth in Section 9.02 of the Merger Agreement.

14. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 14.

15. Severability. The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this letter agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this letter agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Sincerely,

OCEAN MANAGEMENT LIMITED

By:	/s/ Tony Tianyi Jiang
Name:	Tony Tianyi Jiang
Title:	Director

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

OCEAN MANAGEMENT HOLDINGS LIMITED

By:	/s/ Tony Tianyi Jiang
Name:	Tony Tianyi Jiang
Title:	Director

[Signature Page to Equity Commitment Letter]